SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                     FORM 15

         Certification and Notice of Termination of Registration under
            Section 12(g) of the Securities Exchange Act of 1934 or
       Suspension of Duty to File Reports Under Sections 13 and 15(d) of
                      the Securities Exchange Act of 1934

                             Commission File Number:  1-12187

                                 COX RADIO, INC.
                COX RADIO, INC. 1997 EMPLOYEE STOCK PURCHASE PLAN
             (Exact name of registrant as specified in its charter)

                              1400 Lake Hearn Drive
                             Atlanta, Georgia 30319
   (Address, including zip code, of registrant's principal executive offices)

              Participation Interests in the Above-referenced Plan
            (Title of each class of securities covered by this Form)

                      Class A Common Stock, $1.00 par value
               (Title of all other classes of securities for which
                  a duty to file reports under Section 13(a) or
                                 15(d) remains)

           Please  place an X in the boxes to  designate  the  appropriate  rule provisions relied upon to terminate or suspend the
                              duty to file reports:

    Rule 12g-4(a)(1)(i)       (X )              Rule 12h-3(b)(1)(ii)      (  )
    Rule 12g-4(a)(1)(ii)      (  )              Rule 12h-3(b)(2)(i)       (  )
    Rule 12g-4(a)(2)(i)       (  )              Rule 12h-3(b)(2)(ii)      (  )
    Rule 12g-4(a)(2)(ii)      (  )              Rule 15d-6                (  )
    Rule 12h-3(b)(1)(i)       (X )

                Appropriate number of holders of record as of the
                         certification of notice date: 0

         Pursuant to the requirements of the Securities Exchange Act of 1934, COX RADIO, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 27, 2000                        By:    /s/ Andrew A. Merdek
                                                   ---------------------
                                            Name:  Andrew A. Merdek
                                            Title: Corporate Secretary









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